UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [  ]

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[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

ANDINA ACQUISITION CORP. III

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANDINA ACQUISITION CORP. III

Calle 113 # 7-45 Torre B

Oficina 1012

Bogotá, Colombia

EXTRAORDINARY GENERAL MEETING
TO BE HELD ON JULY 19, 2021

Supplement No. 1 to Proxy Statement/Prospectus dated June 25, 2021

On June 25, 2021, Andina Acquisition Corp. III (the “Company”) filed with the Securities and Exchange Commission its definitive proxy statement/prospectus (the “Proxy Statement/Prospectus”) related to the Company’s extraordinary general meeting of shareholders (the “Special Meeting”) to be held virtually at 10:00 a.m., Eastern Time, on July 19, 2021, at https://www.cstproxy.com/andinaacquisition/sm2021 and, for purposes of the Company’s Amended and Restated Memorandum and Articles of Association, at the physical meeting location set Forth in the Proxy Statement/Prospectus, to consider and vote upon, among other things, its previously announced proposed business combination (the “Business Combination”) with Stryve Foods, LLC (“Stryve”).

The Company is providing this supplement solely to update information in the Proxy Statement/Prospectus as a result of recent events related to Stryve as follows:

Effective June 30, 2021, Stryve appointed R. Alex Hawkins to be Stryve’s Chief Financial Officer, a position Mr. Hawkins will serve in addition to serving as Stryve’s Chief Operating Officer. Information about Mr. Hawkins is set forth in the Proxy Statement/Prospectus beginning on page 192. Assuming the Business Combination is consummated, Mr. Hawkins will serve as the Chief Financial Officer and Chief Operating Officer of the combined company after the closing. Stryve’s former Chief Financial Officer, whose separation from Stryve was not the result of any disagreement regarding Stryve’s operations or financial reporting, ceased to be an employee of Stryve, effective as of the same date.

Except as described above, this supplement to the Proxy Statement/Prospectus does not modify, amend, supplement, or otherwise affect the Proxy Statement/Prospectus.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement/Prospectus for instructions on how to do so.